Exhibit 99.1

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FOURTH-QUARTER AND FULL-YEAR 2013 FINANCIAL RESULTS

Full-Year Loan Originations Increase 14 Percent from the Prior Year

Full-Year Private Education Loan Charge-off Rates Decline to 2.8 Percent, Lowest since 2007

Asset Sales Contribute to Core Earnings Growth

NEWARK, Del., Jan. 16, 2014 — Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released fourth-quarter 2013 and full-year 2013 financial results that include annual 14 percent private education loan origination growth to $3.8 billion and lower year-over-year charge-offs.

“As we begin 2014, we remain on track to separate our business into two public companies, each poised for growth and enhanced value for our customers, shareholders and other stakeholders,” said John (Jack) F. Remondi, president and CEO. “In 2013, we demonstrated the value of our FFELP cash flows, continued to return excess capital to our shareholders and ended the year with strong capital and reserve positions. Our consumer lending segment generated strong earnings and solid loan origination growth as more families turned to us to meet their responsible borrowing needs. Portfolio performance continues to improve: a higher percentage of our customers experienced payment success due to our sound underwriting and emphasis on establishing early repayment habits. In 2014, our top priority remains to provide the quality service and innovative tools our customers need to successfully manage their loans and avoid the devastating consequences of default.”

For the fourth-quarter 2013, GAAP net income was $270 million ($0.60 diluted earnings per share), compared with $348 million ($0.74 diluted earnings per share) for the year-ago quarter. For 2013, GAAP net income was $1.4 billion ($3.12 diluted earnings per share), compared with $939 million ($1.90 diluted earnings per share) for 2012.

Core earnings for the quarter were $275 million ($0.61 diluted earnings per share), compared with $257 million ($0.55 diluted earnings per share) for the year-ago quarter.

Core earnings for the year were $1.29 billion ($2.83 diluted earnings per share), compared with $1.06 billion ($2.16 diluted earnings per share) for 2012.

The increase in core earnings for fourth-quarter and full-year 2013 compared with fourth-quarter and full-year 2012 was primarily the result of lower provision for loan losses, gains on asset sales, and increases in servicing and contingency revenue:

	Increase/(Decrease) in Core Earnings over year-ago periods
(Dollars in millions)	Fourth-quarter 2013 vs. 2012	Full-year 2013 vs. 2012
Decrease in provision for loan losses, pre-tax	$124	$241
Increase in gains from the sale of subsidiaries, after-tax	62	109
Increase in servicing and contingency revenue, pre-tax	12	75
Increase in gains from sale of residual interests in FFELP securitization trusts, pre-tax	—	312
Increase in restructuring and other reorganization expenses, pre-tax	(25)	(61)
Decrease in net interest income before provision for loan loss, pre-tax	(39)	(106)
Decrease in debt repurchase gains, pre-tax	(43)	(97)
Increase in operating expenses, pre-tax	(79)	(145)

Sallie Mae provides core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are driven by the same core earnings items discussed above, as well as changes in mark-to-market unrealized gains and losses on derivative contracts and amortization and impairment of goodwill and intangible assets that are recognized in GAAP, but not in core earnings results. Fourth-quarter and full-year 2013 GAAP results included gains of $8 million and $243 million, respectively, from derivative accounting treatment that are excluded from core earnings results. In fourth-quarter and full-year 2012, these amounts were gains of $129 million and losses of $194 million, respectively.

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans.

Quarterly core earnings were $114 million, compared with $45 million in the year-ago quarter. The increase is primarily the result of a $116 million decrease in the provision for private education loan losses.

Fourth-quarter 2013 private education loan portfolio results vs. fourth-quarter 2012 included:

•	Loan originations of $524 million, up 2 percent.

•	Delinquencies of 90 days or more of 4.1 percent of loans in repayment, down from 4.6 percent.

•	Loans in forbearance of 3.4 percent of loans in repayment and forbearance, down from 3.5 percent.

•	Annualized charge-off rate of 2.9 percent of average loans in repayment, down from 4.2 percent.

•	Provision for private education loan losses of $180 million, down from $296 million.

•	Core net interest margin, before loan loss provision, of 4.1 percent, unchanged from 4.1 percent.

•	The portfolio balance, net of loan loss allowance, was $37.5 billion, up 2 percent.

Full year core earnings were $412 million, compared with $277 million in 2012. This increase was primarily the result of a $221 million decrease in the provision for loan losses.

During 2013, originations were $3.8 billion, up 14 percent.

Business Services

Sallie Mae’s business services segment includes fees primarily from servicing and collection activities.

Business services core earnings were $184 million in fourth-quarter 2013, compared with $135 million in the year-ago quarter. The increase was primarily due to the $62 million after-tax gain recognized with the sale of the 529 college savings plan administration business. The results of this business were moved to discontinued operations for all periods presented.

Full year core earnings were $599 million compared with $541 million in 2012. This increase was primarily the result of $109 million of after-tax gains from the sale of two subsidiaries in 2013.

The company now services loans for 5.7 million customers on behalf the U.S. Department of Education, up from 4.3 million last year. Federal loan customers with loans serviced by Sallie Mae default at a rate 30 percent lower than the national average.

Federally Guaranteed Student Loans (FFELP)

This segment represents earnings from Sallie Mae’s portfolio of FFELP loans.

Core earnings for the segment were $82 million in fourth-quarter 2013, compared with the year-ago quarter’s $89 million.

For 2013, core earnings were $515 million compared with $307 million in 2012. This increase was primarily due to $312 million of gains from the sale of residual interests in FFELP securitization trusts in 2013.

At Dec. 31, 2013, the company held $104.6 billion of FFELP loans, compared with $125.6 billion at Dec. 31, 2012. FFELP securitization residual sales in the first half of the year accounted for $12 billion of this decrease.

Operating Expenses

In the fourth quarter of 2013, the company reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries.

Excluding this compliance remediation expense, fourth-quarter 2013 operating expenses were $235 million, compared with $226 million in the year-ago quarter, and full-year 2013 operating expenses were $972 million compared with $897 million for 2012. The increase for both periods was primarily the result of increases in third-party servicing and collection activities, and continued investments in technology. In addition, the increase in full-year 2013 operating expenses was also due to increased private education loan marketing activities.

In addition, there were $26 million and $1 million of expenses reported in restructuring and other reorganization expenses in the fourth quarter of 2013 and 2012, respectively, and $72 million and $11 million of expenses reported in restructuring and other reorganization expenses for 2013 and 2012, respectively. For the fourth-quarter 2013 and full-year 2013, these consisted of expenses related to the company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies.

Funding and Liquidity

During the fourth-quarter 2013, Sallie Mae issued $1.0 billion in FFELP asset-backed securities and $1.0 billion in unsecured bonds. On January 10, 2014, the company refinanced a FFELP ABCP facility resulting in $2.5 billion of additional borrowing capacity and an extension of the remaining term from 2015 to 2016.

During 2013, Sallie Mae issued $6.5 billion in FFELP asset-backed securities, $3.1 billion in private education loan asset-backed securities and $3.75 billion in unsecured bonds.

Shareholder Distributions

In the fourth-quarter 2013, Sallie Mae paid a common stock dividend of $0.15 per share, resulting in full-year common stock dividends paid of $0.60 per share.

For the fourth-quarter and year ended 2013, Sallie Mae repurchased 8 million and 27 million shares of common stock for $200 million and $600 million, respectively. At December 31, 2013, there was $200 million remaining authorization for additional common stock repurchases under our current stock repurchase program.

Guidance

The company expects to initiate EPS guidance for 2014 upon resolution of its separation plan.

The company expects full-year 2014 private education loan originations of $4 billion.

Update on Separation Plan

In May of 2013 the company announced plans to separate its consumer banking and education loan management operations into two distinct businesses and complete the separation in the first half of 2014. Company management continues to believe a first-half 2014 separation to be achievable. The separation remains subject to final review and approval by the company’s Board of Directors.

***

Sallie Mae reports financial results on a GAAP basis and also provides certain core earnings performance measures. The difference between the company’s core earnings and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts and the goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP but not in core earnings results. The company provides core earnings measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. In addition, the company’s equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings. Given the significant variability of valuations of derivative instruments on expected GAAP net income, the company does not provide a GAAP equivalent for its core earnings per share guidance.

Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 (filed with the SEC on Feb. 26, 2013). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2012, to be consistent with classifications adopted for 2013, and had no effect on net income, total assets or total liabilities.

***

The company will host an earnings conference call tomorrow, Jan. 17, 2014, at 8 a.m. EST. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 28486534 starting at 7:45 a.m. EST. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Jan. 31, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 28486534.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures to successfully implement cost-cutting and adverse effects of such initiatives on its business; risks associated with restructuring initiatives, including the company’s recently announced strategic plan to separate its existing operations into two, separate, publicly traded companies; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; changes in general economic conditions; its ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

***

Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for American families, today serving more than 25 million customers. With products and services that include Upromise rewards, scholarship search and planning tools, education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Sallie Mae also provides financial services to hundreds of college campuses as well as to federal and state governments. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@SallieMae.com Martha Holler, 302-283-4036, martha.holler@SallieMae.com
Investors:	Joe Fisher, 302-283-4075, joe.fisher@SallieMae.com Steven McGarry, 302-283-4074, steven.j.mcgarry@SallieMae.com

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Selected Financial Information and Ratios

(Unaudited)

	Quarters Ended			Years Ended
(In millions, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

GAAP Basis
Net income attributable to SLM Corporation	$270	$260	$348	$1,418	$939
Diluted earnings per common share attributable to SLM Corporation	$.60	$.57	$.74	$3.12	$1.90
Weighted average shares used to compute diluted earnings per share	443	445	463	449	483
Return on assets	.70%	.67%	.79%	.89%	.52%

“Core Earnings” Basis(1)
“Core Earnings” attributable to SLM Corporation	$275	$271	$257	$1,290	$1,062
“Core Earnings” diluted earnings per common share attributable to SLM Corporation	$.61	$.60	$.55	$2.83	$2.16
Weighted average shares used to compute diluted earnings per share	443	445	463	449	483
“Core Earnings” return on assets	.71%	.70%	.58%	.81%	.59%

Other Operating Statistics
Ending FFELP Loans, net	$104,588	$106,350	$125,612	$104,588	$125,612
Ending Private Education Loans, net	37,512	37,752	36,934	37,512	36,934

Ending total student loans, net	$142,100	$144,102	$162,546	$142,100	$162,546

Average student loans	$144,026	$145,585	$164,800	$150,444	$169,815

(1)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

Results of Operations

We present the results of operations below on a consolidated basis in accordance with GAAP. The presentation of our results on a segment basis is not in accordance with GAAP. We have four business segments: Consumer Lending, Business Services, FFELP Loans and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				December 31, 2013 vs. September 30, 2013		December 31, 2013 vs. December 31, 2012
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012	$	%	$	%
Interest income:
FFELP Loans	$685	$698	$792	$(13)	(2)%	$(107)	(14)%
Private Education Loans	642	635	625	7	1	17	3
Other loans	3	3	4	—	—	(1)	(25)
Cash and investments	4	4	5	—	—	(1)	(20)

Total interest income	1,334	1,340	1,426	(6)	—	(92)	(6)
Total interest expense	545	541	594	4	1	(49)	(8)

Net interest income	789	799	832	(10)	(1)	(43)	(5)
Less: provisions for loan losses	190	207	314	(17)	(8)	(124)	(39)

Net interest income after provisions for loan losses	599	592	518	7	1	81	16
Other income (loss):
Gains (losses) on sales of loans and investments	(5)	—	1	(5)	(100)	(6)	(600)
Losses on derivative and hedging activities, net	(128)	(127)	(28)	(1)	1	(100)	357
Servicing revenue	67	83	68	(16)	(19)	(1)	(1)
Contingency revenue	108	104	95	4	4	13	14
Gains on debt repurchases	—	—	43	—	—	(43)	(100)
Other income	33	9	49	24	267	(16)	(33)

Total other income (loss)	75	69	228	6	9	(153)	(67)
Expenses:
Operating expenses	305	257	226	48	19	79	35
Goodwill and acquired intangible asset impairment and amortization expense	3	4	14	(1)	(25)	(11)	(79)
Restructuring and other reorganization expenses	26	12	1	14	117	25	2,500

Total expenses	334	273	241	61	22	93	39

Income from continuing operations before income tax expense	340	388	505	(48)	(12)	(165)	(33)
Income tax expense	129	136	157	(7)	(5)	(28)	(18)

Net income from continuing operations	211	252	348	(41)	(16)	(137)	(39)
Income from discontinued operations, net of tax expense	59	8	—	51	638	59	100

Net income	270	260	348	10	4	(78)	(22)
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to SLM Corporation	270	260	348	10	4	(78)	(22)
Preferred stock dividends	5	5	5	—	—	—	—

Net income attributable to SLM Corporation common stock	$265	$255	$343	$10	4	$(78)	(23)%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$.47	$.56	$.75	$(.09)	(16)%	$(.28)	(37)%
Discontinued operations	.14	.02	—	.12	600	.14	100

Total	$.61	$.58	$.75	$.03	5%	$(.14)	(19)%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$.47	$.55	$.74	$(.08)	(15)%	$(.27)	(36)%
Discontinued operations	.13	.02	—	.11	550	.13	100

Total	$.60	$.57	$.74	$.03	5%	$(.14)	(19)%

Dividends per common share attributable to SLM Corporation	$.15	$.15	$.125	$—	—%	$.025	20%

	Years Ended December 31,		Increase (Decrease)
(In millions, except per share data)	2013	2012	$	%
Interest income:
FFELP Loans	$2,822	$3,251	$(429)	(13)%
Private Education Loans	2,527	2,481	46	2
Other loans	11	16	(5)	(31)
Cash and investments	17	21	(4)	(19)

Total interest income	5,377	5,769	(392)	(7)
Total interest expense	2,210	2,561	(351)	(14)

Net interest income	3,167	3,208	(41)	(1)
Less: provisions for loan losses	839	1,080	(241)	(22)

Net interest income after provisions for loan losses	2,328	2,128	200	9
Other income (loss):
Gains on sales of loans and investments	302	—	302	100
Losses on derivative and hedging activities, net	(268)	(628)	360	(57)
Servicing revenue	290	279	11	4
Contingency revenue	420	356	64	18
Gains on debt repurchases	42	145	(103)	(71)
Other income	100	92	8	9

Total other income	886	244	642	263
Expenses:
Operating expenses	1,042	897	145	16
Goodwill and acquired intangible asset impairment and amortization expense	13	27	(14)	(52)
Restructuring and other reorganization expenses	72	11	61	555

Total expenses	1,127	935	192	21

Income from continuing operations, before income tax expense	2,087	1,437	650	45
Income tax expense	776	498	278	56

Net income from continuing operations	1,311	939	372	40
Income (loss) from discontinued operations, net of tax expense (benefit)	106	(2)	108	5,400

Net income	1,417	937	480	51
Less: net loss attributable to noncontrolling interest	(1)	(2)	1	(50)

Net income attributable to SLM Corporation	1,418	939	479	51
Preferred stock dividends	20	20	—	—

Net income attributable to SLM Corporation common stock	$1,398	$919	$479	52%

Basic earnings per common share attributable to SLM Corporation:
Continuing operations	$2.94	$1.93	$1.01	52%
Discontinued operations	.24	—	.24	100

Total	$3.18	$1.93	$1.25	65%

Diluted earnings per common share attributable to SLM Corporation:
Continuing operations	$2.89	$1.90	$0.99	52%
Discontinued operations	.23	—	.23	100

Total	$3.12	$1.90	$1.22	64%

Dividends per common share attributable to SLM Corporation	$.60	$.50	$.10	20%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	December 31, 2013	September 30, 2013	December 31, 2012

Assets
FFELP Loans (net of allowance for losses of $119; $130 and $159, respectively)	$104,588	$106,350	$125,612
Private Education Loans (net of allowance for losses of $2,097; $2,144 and $2,171, respectively)	37,512	37,752	36,934
Cash and investments	6,082	5,325	4,982
Restricted cash and investments	3,650	4,287	5,011
Goodwill and acquired intangible assets, net	424	436	448
Other assets	7,287	7,420	8,273

Total assets	$159,543	$161,570	$181,260

Liabilities
Short-term borrowings	$13,795	$15,572	$19,856
Long-term borrowings	136,648	136,944	152,401
Other liabilities	3,458	3,422	3,937

Total liabilities	153,901	155,938	176,194

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 545 million; 544 million and 536 million shares, respectively, issued	109	109	107
Additional paid-in capital	4,399	4,373	4,237
Accumulated other comprehensive income (loss), net of tax expense (benefit)	13	8	(6)
Retained earnings	2,584	2,385	1,451

Total SLM Corporation stockholders’ equity before treasury stock	7,670	7,440	6,354
Less: Common stock held in treasury: 116 million; 108 million and 83 million shares, respectively	(2,033)	(1,813)	(1,294)

Total SLM Corporation stockholders’ equity	5,637	5,627	5,060
Noncontrolling interest	5	5	6

Total equity	5,642	5,632	5,066

Total liabilities and equity	$159,543	$161,570	$181,260

Consolidated Earnings Summary — GAAP basis

Three Months Ended December 31, 2013 Compared with Three Months Ended December 31, 2012

For the three months ended December 31, 2013, net income was $270 million, or $.60 diluted earnings per common share, compared with net income of $348 million, or $0.74 diluted earnings per common share, for the three months ended December 31, 2012. The decrease in net income was primarily due to a $100 million increase in net losses on derivative and hedging activities, a $43 million decline in net interest income, a $43 million decrease in debt repurchase gains, higher operating expenses of $79 million and higher restructuring and other reorganization costs of $25 million, which was partially offset by a $124 million decline in the provision for loan losses and a $59 million after-tax increase in income from discontinued operations.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $43 million in the current quarter compared with the prior-year quarter primarily due to a reduction in FFELP net interest income from a $21 billion decline in average FFELP Loans outstanding in part due to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts.

•

Provisions for loan losses declined $124 million compared with the year-ago quarter primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Losses on derivative and hedging activities, net, resulted in a net loss of $128 million in the current quarter compared with a net loss of $28 million in the year-ago period. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing and contingency revenue increased $12 million from the year-ago quarter primarily from an increase in the number of accounts serviced and in collection volumes in fourth-quarter 2013.

•	Gains on debt repurchases decreased $43 million from fourth-quarter 2012. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Operating expenses increased $79 million primarily as a result of increases in our third-party servicing and collection activities, continued investments in technology and an increase in compliance remediation expense. In the fourth quarter of 2013, the Company reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries.

•

Restructuring and other reorganization expenses were $26 million compared with $1 million in the year-ago quarter. For fourth-quarter 2013, these consisted of $20 million of expenses primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies and $6 million related to severance costs. The $1 million of expenses in 2012 related to restructuring expenses.

•

The effective tax rates for the fourth quarters of 2013 and 2012 were 38 percent and 31 percent, respectively. The movement in the effective tax rate was primarily driven by the impact of state law changes recorded in the year-ago quarter.

•

Income from discontinued operations increased by $59 million primarily as a result of the sale of our 529 college savings plan administration business in the fourth quarter of 2013, which resulted in an after-tax gain of $56 million.

We repurchased 8 million shares and 10 million shares of our common stock during the three months ended December 31, 2013 and 2012, respectively, as part of our common share repurchase program. Primarily as a result of these repurchases, our average outstanding diluted shares decreased by 20 million common shares from the year-ago quarter.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

For the years ended December 31, 2013 and 2012, net income was $1.4 billion, or $3.12 diluted earnings per common share, and $939 million, or $1.90 diluted earnings per common share, respectively. The increase in net income was primarily due to a $360 million decrease in net losses on derivative and hedging activities, a $302 million increase in gains on sales of loans and investments, a $241 million decrease in provisions for loan losses, and a $108 million after-tax increase in income from discontinued operations, which were partially offset by $103 million of lower gains on debt repurchases, higher operating expenses of $145 million and higher restructuring and other reorganization expenses of $61 million.

The primary contributors to each of the identified drivers of changes in net income for the current year-end period compared with the year-ago period are as follows:

•

Net interest income decreased by $41 million in the current period compared with the prior-year period primarily due to a reduction in FFELP net interest income from a $20 billion decline in average FFELP Loans outstanding in part due to the sale of Residual Interests in FFELP Loan securitization trusts in the first half of 2013. There were approximately $12 billion of FFELP Loans in these trusts.

•

Provisions for loan losses decreased by $241 million primarily as a result of the overall improvement in Private Education Loans’ credit quality, delinquency and charge-off trends leading to decreases in expected future charge-offs.

•

Gains on sales of loans and investments increased by $302 million as a result of $312 million in gains on the sales of the Residual Interests in FFELP Loan securitization trusts in 2013. See “Business Segment Earnings Summary — ‘Core Earnings’ Basis — FFELP Loans Segment” for further discussion.

•

Losses on derivative and hedging activities, net, resulted in a net loss of $268 million in the current period compared with a net loss of $628 million in the year-ago period. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may continue to vary significantly in future periods.

•	Servicing and contingency revenue increased $75 million from the prior year primarily from an increase in the number of accounts serviced and in collection volumes in 2013.

•	Gains on debt repurchases decreased $103 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

•

Operating expenses increased $145 million primarily as a result of increases in our third-party servicing and collection activities, increased Private Education Loan marketing activities, continued investments in technology and an increase in compliance remediation expense. In the fourth quarter of 2013, the Company reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries.

•

Restructuring and other reorganization expenses were $72 million compared with $11 million in the year-ago period. For 2013, these consisted of $43 million primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies and $29 million related to severance costs. The $11 million of expenses in 2012 related to restructuring expenses.

•

The effective tax rates for the years ended December 31, 2013 and 2012 were 37 percent and 35 percent, respectively. The movement in the effective tax rate was primarily driven by the impact of state law changes recorded in the year-ago period.

•

Income from discontinued operations increased $108 million primarily as a result of the sale of our Campus Solutions business in the second quarter of 2013 and our 529 college savings plan administration business in the fourth quarter of 2013, which resulted in after-tax gains of $38 million and $56 million, respectively.

We repurchased 27 million shares and 58 million shares of our common stock during the years ended December 31, 2013 and 2012, respectively, as part of our common share repurchase program. Primarily as a result of these repurchases, our average outstanding diluted shares decreased by 34 million common shares in 2013.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items for which we adjust our “Core Earnings” presentations are (1) our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section titled “‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

	Quarter Ended December 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$642	$—	$558	$—	$—	$1,200	$204	$(77)	$127	$1,327
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	2	1	1	1	(1)	4	—	—	—	4

Total interest income	644	1	559	4	(1)	1,207	204	(77)	127	1,334
Total interest expense	211	—	307	16	(1)	533	11	1 (4)	12	545

Net interest income (loss)	433	1	252	(12)	—	674	193	(78)	115	789
Less: provisions for loan losses	180	—	10	—	—	190	—	—	—	190

Net interest income (loss) after provisions for loan losses	253	1	242	(12)	—	484	193	(78)	115	599
Losses on sales of loans and investments	—	—	—	(5)	—	(5)	—	—	—	(5)
Servicing revenue	2	171	15	—	(121)	67	—	—	—	67
Contingency revenue	—	108	—	—	—	108	—	—	—	108
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	11	—	1	—	12	(193)	86 (5)	(107)	(95)

Total other income (loss)	2	290	15	(4)	(121)	182	(193)	86	(107)	75
Expenses:
Direct operating expenses	70	101	127	72	(121)	249	—	—	—	249
Overhead expenses	—	1	—	55	—	56	—	—	—	56

Operating expenses	70	102	127	127	(121)	305	—	—	—	305
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	3	3	3
Restructuring and other reorganization expenses	4	—	—	22	—	26	—	—	—	26

Total expenses	74	102	127	149	(121)	331	—	3	3	334

Income (loss) from continuing operations, before income tax expense (benefit)	181	189	130	(165)	—	335	—	5	5	340
Income tax expense (benefit)(3)	67	69	48	(60)	—	124	—	5	5	129

Net income (loss) from continuing operations	114	120	82	(105)	—	211	—	—	—	211
Income (loss) from discontinued operations, net of tax expense (benefit)	—	64	—	—	—	64	—	(5)	(5)	59

Net income (loss)	114	184	82	(105)	—	275	—	(5)	(5)	270
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—

Net income (loss) attributable to SLM Corporation	$114	$184	$82	$(105)	$—	$275	$—	$(5)	$(5)	$270

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$115	$—	$115
Total other loss	(107)	—	(107)
Goodwill and acquired intangible assets impairment and amortization	—	3	3

Total “Core Earnings” adjustments to GAAP	$8	$(3)	5

Income tax expense			5
Loss from discontinued operations, net of tax benefit			(5)

Net loss			$(5)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $20 million of “other derivative accounting adjustments.”

(5)	Represents the $65 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $20 million of “other derivative accounting adjustments.”

	Quarter Ended September 30, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$635	$—	$574	$—	$—	$1,209	$201	$(77)	$124	$1,333
Other loans	—	—	—	3	—	3	—	—	—	3
Cash and investments	1	1	2	1	(1)	4	—	—	—	4

Total interest income	636	1	576	4	(1)	1,216	201	(77)	124	1,340
Total interest expense	203	—	313	13	(1)	528	12	1 (4)	13	541

Net interest income (loss)	433	1	263	(9)	—	688	189	(78)	111	799
Less: provisions for loan losses	195	—	12	—	—	207	—	—	—	207

Net interest income (loss) after provisions for loan losses	238	1	251	(9)	—	481	189	(78)	111	592
Other income (loss):
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	11	174	21	—	(123)	83	—	—	—	83
Contingency revenue	—	104	—	—	—	104	—	—	—	104
Gains on debt repurchases	—	—	—	—	—	—	—	—	—	—
Other income (loss)	—	6	—	6	—	12	(189)	59 (5)	(130)	(118)

Total other income (loss)	11	284	21	6	(123)	199	(189)	59	(130)	69
Expenses:
Direct operating expenses	85	103	129	4	(123)	198	—	—	—	198
Overhead expenses	—	—	—	59	—	59	—	—	—	59

Operating expenses	85	103	129	63	(123)	257	—	—	—	257
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	4	4	4
Restructuring and other reorganization expenses	—	—	—	12	—	12	—	—	—	12

Total expenses	85	103	129	75	(123)	269	—	4	4	273

Income (loss) from continuing operations, before income tax expense (benefit)	164	182	143	(78)	—	411	—	(23)	(23)	388
Income tax expense (benefit)(3)	59	66	51	(28)	—	148	—	(12)	(12)	136

Net income (loss) from continuing operations	105	116	92	(50)	—	263	—	(11)	(11)	252
Income from discontinued operations, net of tax expense	—	8	—	—	—	8	—	—	—	8

Net income (loss)	105	124	92	(50)	—	271	—	(11)	(11)	260
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—

Net income (loss) attributable to SLM Corporation	$105	$124	$92	$(50)	$—	$271	$—	$(11)	$(11)	$260

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$111	$—	$111
Total other loss	(130)	—	(130)
Goodwill and acquired intangible asset impairment and amortization	—	4	4

“Core Earnings” adjustments to GAAP	$(19)	$(4)	(23)

Income tax benefit			(12)

Net loss			$(11)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $(4) million of “other derivative accounting adjustments.”

(5)	Represents the $62 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $(4) million of “other derivative accounting adjustments.”

	Quarter Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$625	$—	$654	$—	$—	$1,279	$215	$(77)		$138	$1,417
Other loans	—	—	—	4	—	4	—	—		—	4
Cash and investments	1	3	3	—	(2)	5	—	—		—	5

Total interest income	626	3	657	4	(2)	1,288	215	(77)		138	1,426
Total interest expense	207	—	360	10	(2)	575	20	(1	)(4)	19	594

Net interest income (loss)	419	3	297	(6)	—	713	195	(76)		119	832
Less: provisions for loan losses	296	—	18	—	—	314	—	—		—	314

Net interest income (loss) after provisions for loan losses	123	3	279	(6)	—	399	195	(76)		119	518
Gains on sales of loans and investments	—	—	—	1	—	1	—	—		—	1
Servicing revenue	11	193	22	—	(158)	68	—	—		—	68
Contingency revenue	—	95	—	—	—	95	—	—		—	95
Gains on debt repurchases	—	—	—	43	—	43	—	—		—	43
Other income (loss)	—	8	—	3	—	11	(195)	205	(5)	10	21

Total other income (loss)	11	296	22	47	(158)	218	(195)	205		10	228
Expenses:
Direct operating expenses	67	94	165	3	(158)	171	—	—		—	171
Overhead expenses	—	—	—	55	—	55	—	—		—	55

Operating expenses	67	94	165	58	(158)	226	—	—		—	226
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	14		14	14
Restructuring and other reorganization expenses	—	2	—	(1)	—	1	—	—		—	1

Total expenses	67	96	165	57	(158)	227	—	14		14	241

Income (loss) from continuing operations, before income tax expense (benefit)	67	203	136	(16)	—	390	—	115		115	505
Income tax expense (benefit)(3)	21	69	47	(4)	—	133	—	24		24	157

Net income (loss) from continuing operations	46	134	89	(12)	—	257	—	91		91	348
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	1	—	—	—	—	—	—		—	—

Net income (loss)	45	135	89	(12)	—	257	—	91		91	348
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—		—	—

Net income (loss) attributable to SLM Corporation	$45	$135	$89	$(12)	$—	$257	$—	$91		$91	$348

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$119	$—	$119
Total other income	10	—	10
Goodwill and acquired intangible assets impairment and amortization	—	14	14

Total “Core Earnings” adjustments to GAAP	$129	$(14)	115

Income tax expense			24

Net income			$91

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $39 million of “other derivative accounting adjustments.”

(5)	Represents the $167 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $39 million of “other derivative accounting adjustments.”

	Year Ended December 31, 2013
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments				Total GAAP
							Reclassifications	Additions/ (Subtractions)		Total Adjustments(2)
Interest income:
Student loans	$2,527	$—	$2,313	$—	$—	$4,840	$816	$(307)		$509	$5,349
Other loans	—	—	—	11	—	11	—	—		—	11
Cash and investments	7	5	6	4	(5)	17	—	—		—	17

Total interest income	2,534	5	2,319	15	(5)	4,868	816	(307)		509	5,377
Total interest expense	825	—	1,285	51	(5)	2,156	55	(1	)(4)	54	2,210

Net interest income (loss)	1,709	5	1,034	(36)	—	2,712	761	(306)		455	3,167
Less: provisions for loan losses	787	—	52	—	—	839	—	—		—	839

Net interest income (loss) after provisions for loan losses	922	5	982	(36)	—	1,873	761	(306)		455	2,328
Gains (losses) on sales of loans and investments	—	—	312	(10)	—	302	—	—		—	302
Servicing revenue	34	710	76	—	(530)	290	—	—		—	290
Contingency revenue	—	420	—	—	—	420	—	—		—	420
Gains on debt repurchases	—	—	—	48	—	48	(6)	—		(6)	42
Other income (loss)	—	34	—	4	—	38	(755)	549	(5)	(206)	(168)

Total other income (loss)	34	1,164	388	42	(530)	1,098	(761)	549		(212)	886
Expenses:
Direct operating expenses	299	400	557	80	(530)	806	—	—		—	806
Overhead expenses	(1)	—	—	237	—	236	—	—		—	236

Operating expenses	298	400	557	317	(530)	1,042	—	—		—	1,042
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	13		13	13
Restructuring and other reorganization expenses	6	2	—	64	—	72	—	—		—	72

Total expenses	304	402	557	381	(530)	1,114	—	13		13	1,127

Income (loss) from continuing operations, before income tax expense (benefit)	652	767	813	(375)	—	1,857	—	230		230	2,087
Income tax expense (benefit)(3)	239	281	298	(138)	—	680	—	96		96	776

Net income (loss) from continuing operations	413	486	515	(237)	—	1,177	—	134		134	1,311
Income (loss) from discontinued operations, net of tax expense (benefit)	(1)	112	—	1	—	112	—	(6)		(6)	106

Net income (loss)	412	598	515	(236)	—	1,289	—	128		128	1,417
Less: net loss attributable to noncontrolling interest	—	(1)	—	—	—	(1)	—	—		—	(1)

Net income (loss) attributable to SLM Corporation	$412	$599	$515	$(236)	$—	$1,290	$—	$128		$128	$1,418

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2013
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$455	$—	$455
Total other loss	(212)	—	(212)
Goodwill and acquired intangible assets impairment and amortization	—	13	13

Total “Core Earnings” adjustments to GAAP	$243	$(13)	230

Income tax expense			96
Loss from discontinued operations, net of tax benefit			(6)

Net income			$128

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $63 million of “other derivative accounting adjustments.”

(5)	Represents the $487 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $63 million of “other derivative accounting adjustments.”

	Year Ended December 31, 2012
(Dollars in millions)	Consumer Lending	Business Services	FFELP Loans	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Student loans	$2,481	$—	$2,744	$—	$—	$5,225	$858	$(351)	$507	$5,732
Other loans	—	—	—	16	—	16	—	—	—	16
Cash and investments	7	7	11	2	(6)	21	—	—	—	21

Total interest income	2,488	7	2,755	18	(6)	5,262	858	(351)	507	5,769
Total interest expense	822	—	1,591	37	(6)	2,444	115	2 (4)	117	2,561

Net interest income (loss)	1,666	7	1,164	(19)	—	2,818	743	(353)	390	3,208
Less: provisions for loan losses	1,008	—	72	—	—	1,080	—	—	—	1,080

Net interest income (loss) after provisions for loan losses	658	7	1,092	(19)	—	1,738	743	(353)	390	2,128
Gains on sales of loans and investments	—	—	—	—	—	—	—	—	—	—
Servicing revenue	46	813	90	—	(670)	279	—	—	—	279
Contingency revenue	—	356	—	—	—	356	—	—	—	356
Gains on debt repurchases	—	—	—	145	—	145	—	—	—	145
Other income (loss)	—	33	—	15	—	48	(743)	159 (5)	(584)	(536)

Total other income (loss)	46	1,202	90	160	(670)	828	(743)	159	(584)	244
Expenses:
Direct operating expenses	265	364	702	12	(670)	673	—	—	—	673
Overhead expenses	—	—	—	224	—	224	—	—	—	224

Operating expenses	265	364	702	236	(670)	897	—	—	—	897
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	—	27	27	27
Restructuring and other reorganization expenses	3	3	—	5	—	11	—	—	—	11

Total expenses	268	367	702	241	(670)	908	—	27	27	935

Income (loss) from continuing operations, before income tax expense (benefit)	436	842	480	(100)	—	1,658	—	(221)	(221)	1,437
Income tax expense (benefit)(3)	157	303	173	(36)	—	597	—	(99)	(99)	498

Net income (loss) from continuing operations	279	539	307	(64)	—	1,061	—	(122)	(122)	939
Income (loss) from discontinued operations, net of tax expense (benefit)	(2)	—	—	1	—	(1)	—	(1)	(1)	(2)

Net income (loss)	277	539	307	(63)	—	1,060	—	(123)	(123)	937
Less: net loss attributable to noncontrolling interest	—	(2)	—	—	—	(2)	—	—	—	(2)

Net income (loss) attributable to SLM Corporation	$277	$541	$307	$(63)	$—	$1,062	$—	$(123)	$(123)	$939

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2012
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$390	$—	$390
Total other loss	(584)	—	(584)
Goodwill and acquired intangible assets impairment and amortization	—	27	27

Total “Core Earnings” adjustments to GAAP	$(194)	$(27)	(221)

Income tax benefit			(99)
Loss from discontinued operations, net of tax benefit			(1)

Net loss			$(123)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

(4)	Represents a portion of the $42 million of “other derivative accounting adjustments.”

(5)	Represents the $115 million of “unrealized gains on derivative and hedging activities, net” as well as the remaining portion of the $42 million of “other derivative accounting adjustments.”

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
“Core Earnings” adjustments to GAAP:
Net impact of derivative accounting	$8	$(19)	$129	$243	$(194)
Net impact of goodwill and acquired intangible assets	(3)	(4)	(14)	(13)	(27)
Net tax effect	(5)	12	(24)	(96)	99
Net effect from discontinued operations	(5)	—	—	(6)	(1)

Total “Core Earnings” adjustments to GAAP	$(5)	$(11)	$91	$128	$(123)

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our Consumer Lending, FFELP Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(128)	$(127)	$(28)	$(268)	$(628)
Plus: Realized losses on derivative and hedging activities, net(1)	193	189	195	755	743

Unrealized gains (losses) on derivative and hedging activities, net(2)	65	62	167	487	115
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(77)	(77)	(77)	(307)	(351)
Other derivative accounting adjustments(3)	20	(4)	39	63	42

Total net impact of derivative accounting(4)	$8	$(19)	$129	$243	$(194)

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Floor Income Contracts	$183	$115	$237	$785	$412
Basis swaps	(1)	5	(10)	(14)	(66)
Foreign currency hedges	(103)	(45)	(55)	(248)	(199)
Other	(14)	(13)	(5)	(36)	(32)

Total unrealized gains (losses) on derivative and hedging activities, net	$65	$62	$167	$487	$115

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to student loan interest income and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(204)	$(201)	$(215)	$(816)	$(858)
Net settlement income on interest rate swaps reclassified to net interest income	11	12	20	55	115
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	6	—

Total reclassifications of realized losses on derivative and hedging activities	$(193)	$(189)	$(195)	$(755)	$(743)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2013, derivative accounting has reduced GAAP equity by approximately $926 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after-tax net losses related to derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Beginning impact of derivative accounting on GAAP equity	$(936)	$(923)	$(1,183)	$(1,080)	$(977)
Net impact of net unrealized gains (losses) under derivative accounting(1)	10	(13)	103	154	(103)

Ending impact of derivative accounting on GAAP equity	$(926)	$(936)	$(1,080)	$(926)	$(1,080)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Total pre-tax net impact of derivative accounting recognized in net income(a)	$8	$(19)	$129	$243	$(194)
Tax impact of derivative accounting adjustments recognized in net income	(3)	7	(29)	(111)	82
Change in unrealized gain (losses) on derivatives, net of tax recognized in other comprehensive income	5	(1)	3	22	9

Net impact of net unrealized gains (losses) under derivative accounting	$10	$(13)	$103	$154	$(103)

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective year-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2013, the remaining amortization term of the net floor premiums was approximately 2.50 years for existing contracts. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Unamortized net Floor premiums (net of tax)	$(354)	$(403)	$(551)

2)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments from continuing operations.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
“Core Earnings” goodwill and acquired intangible asset adjustments(1):
Goodwill and intangible impairment of acquired intangible assets	$—	$—	$—	$—	$(9)
Amortization of acquired intangible assets	(3)	(4)	(14)	(13)	(18)

“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(3)	$(4)	$(14)	$(13)	$(27)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Business Segment Earnings Summary — “Core Earnings” Basis

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Sept. 30, 2013	Dec. 31, 2013 vs. Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Dec. 31, 2012
“Core Earnings” interest income:
Private Education Loans	$642	$635	$625	1%	3%	$2,527	$2,481	2%
Cash and investments	2	1	1	100	100	7	7	—

Total “Core Earnings” interest income	644	636	626	1	3	2,534	2,488	2
Total “Core Earnings” interest expense	211	203	207	4	2	825	822	—

Net “Core Earnings” interest income	433	433	419	—	3	1,709	1,666	3
Less: provision for loan losses	180	195	296	(8)	(39)	787	1,008	(22)

Net “Core Earnings” interest income after provision for loan losses	253	238	123	6	106	922	658	40
Servicing revenue	2	11	11	(82)	(82)	34	46	(26)
Direct operating expenses	70	85	67	(18)	4	298	265	12
Restructuring and other reorganization expenses	4	—	—	100	100	6	3	100

Total expenses	74	85	67	(13)	10	304	268	13

Income from continuing operations, before income tax expense	181	164	67	10	170	652	436	50
Income tax expense	67	59	21	14	219	239	157	52

Net income from continuing operations	114	105	46	9	148	413	279	48
Loss from discontinued operations, net of tax benefit	—	—	(1)	—	(100)	(1)	(2)	(50)

“Core Earnings”	$114	$105	$45	9%	153%	$412	$277	49%

Consumer Lending Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provision for loan losses.

	Quarters Ended			Years Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
“Core Earnings” basis Private Education Loan yield	6.43%	6.42%	6.34%	6.39%	6.36%
Discount amortization	.19	.19	.22	.21	.22

“Core Earnings” basis Private Education Loan net yield	6.62	6.61	6.56	6.60	6.58
“Core Earnings” basis Private Education Loan cost of funds	(2.06)	(2.01)	(2.02)	(2.03)	(2.04)

“Core Earnings” basis Private Education Loan spread	4.56	4.60	4.54	4.57	4.54
“Core Earnings” basis other interest-earning asset spread impact	(.42)	(.36)	(.47)	(.41)	(.41)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.14%	4.24%	4.07%	4.16%	4.13%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.14%	4.24%	4.07%	4.16%	4.13%
Adjustment for GAAP accounting treatment(2)	(.03)	(.03)	(.05)	(.03)	(.10)

GAAP-basis Consumer Lending net interest margin(1)	4.11%	4.21%	4.02%	4.13%	4.03%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Years Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
(Dollars in millions)
Private Education Loans	$38,508	$38,102	$37,926	$38,292	$37,691
Other interest-earning assets	2,925	2,385	2,977	2,727	2,572

Total Consumer Lending “Core Earnings” basis interest-earning assets	$41,433	$40,487	$40,903	$41,019	$40,263

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

Private Education Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the total Private Education Loan provision for loan losses and charge-offs.

	Quarters Ended			Years Ended
(Dollars in millions)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Private Education Loan provision for loan losses	$180	$195	$296	$787	$1,008
Private Education Loan charge-offs	$230	$205	$329	$878	$1,037

In establishing the allowance for Private Education Loan losses as of December 31, 2013, we considered several factors with respect to our Private Education Loan portfolio. In particular, we continue to see improvement in credit quality and continuing positive delinquency, forbearance and charge-off trends in connection with this portfolio. Improving credit quality is seen in higher FICO scores and cosigner rates as well as a more seasoned portfolio. Total loans delinquent (as a percentage of loans in repayment) have decreased to 8.3 percent from 9.3 percent in the year-ago quarter. Loans greater than 90 days delinquent (as a percentage of loans in repayment) have decreased to 4.1 percent from 4.6 percent in the year-ago quarter. The charge-off rate decreased to 2.9 percent from 4.2 percent in the year-ago quarter. Loans in forbearance (as a percentage of loans in repayment and forbearance) decreased to 3.4 percent from 3.5 percent in the year-ago quarter.

Apart from the overall improvements discussed above that had the effect of reducing the provision for loan losses in both the fourth-quarter and full-year 2013 compared to prior year periods, Private Education Loans that have defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue to not do so. Our allowance for loan losses takes into account these potential recovery uncertainties. In the third quarter of 2013, we increased our allowance related to these potential recovery shortfalls by approximately $112 million. See “Financial Condition — Consumer Lending Portfolio Performance — Receivable for Partially Charged-Off Private Education Loans” for further discussion.

The Private Education Loan provision for loan losses was $180 million in the fourth quarter of 2013, down $116 million from the fourth quarter of 2012, and $787 million for the year ended December 31, 2013, down $221 million from the year-ago period. The decline in both periods was a result of the overall improvement in credit quality and performance trends discussed above, leading to decreases in expected future charge-offs. This overall decrease in expected future charge-offs is the net effect of a decrease in expected future defaults less a smaller decrease in what we expect to recover on such defaults.

For a more detailed discussion of our policy for determining the collectability of Private Education Loans and maintaining our allowance for Private Education Loan losses, see Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Allowance for Loan Losses” in our Annual Report on Form 10-K for the year ended December 31, 2012.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. The increase in operating expenses of $3 million in the quarter ended December 31, 2013 compared with the year-ago quarter was primarily the result of continued investments in technology. The increase in operating expenses of $33 million for full-year 2013 compared with full-year 2012 was primarily the result of increased loan marketing and collection activities as well as continued investments in technology. Direct operating expenses as a percentage of revenues (revenues calculated as net interest income after provision plus total other income) were 27 percent and 50 percent in the quarters ended December 31, 2013 and 2012, respectively, and 31 percent and 38 percent in the years ended December 31, 2013 and 2012, respectively.

Business Services Segment

The following table includes “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Sept. 30, 2013	Dec. 31, 2013 vs. Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Dec. 31, 2012
Net interest income	$1	$1	$3	—%	(67)%	$5	$7	(29)%
Servicing revenue:
Intercompany loan servicing	121	123	158	(2)	(23)	530	670	(21)
Third-party loan servicing	40	40	24	—	67	142	98	45
Guarantor servicing	10	10	10	—	—	38	44	(14)
Other servicing	—	1	1	(100)	(100)	—	1	(100)

Total servicing revenue	171	174	193	(2)	(11)	710	813	(13)
Contingency revenue	108	104	95	4	14	420	356	18
Other Business Services revenue	11	6	8	83	38	34	33	3

Total other income	290	284	296	2	(2)	1,164	1,202	(3)
Direct operating expenses	102	103	94	(1)	9	400	364	10
Restructuring and other reorganization expenses	—	—	2	—	(100)	2	3	(33)

Total expenses	102	103	96	(1)	6	402	367	10

Income from continuing operations, before income tax expense	189	182	203	4	(7)	767	842	(9)
Income tax expense	69	66	69	5	—	281	303	(7)

Net income from continuing operations	120	116	134	3	(10)	486	539	(10)
Income from discontinued operations, net of tax expense	64	8	1	700	6,300	112	—	100

“Core Earnings”	184	124	135	48	36	598	539	11
Less: net loss attributable to noncontrolling interest	—	—	—	—	—	(1)	(2)	(50)

“Core Earnings” attributable to SLM Corporation	$184	$124	$135	48%	36%	$599	$541	11%

Our Business Services segment includes intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $106 billion and $127 billion for the quarters ended December 31, 2013 and 2012, respectively, and $112 billion and $132 billion for the years ended December 31, 2013 and 2012, respectively. The decline in average balance of FFELP loans outstanding along with the related intercompany loan servicing revenue from the year-ago period is primarily the result of normal amortization of the portfolio, as well as the sale of our Residual Interests in $12 billion of securitized FFELP loans in the first half of 2013.

Third-party loan servicing income for the current quarter and year-to-date periods compared with prior-year periods increased $17 million and $44 million, respectively, primarily due to the increase in ED servicing revenue (discussed below) as well as a result of the sale of Residual Interests in FFELP Loan securitization trusts in 2013. (See “FFELP Loans Segment” for further discussion.) When we sold the Residual Interests, we retained the right to service the loans in the trusts. As such, servicing income that had previously been recorded as intercompany loan servicing is now recognized as third-party loan servicing income.

We are servicing approximately 5.7 million accounts under the ED Servicing Contract as of December 31, 2013, compared with 5.7 million and 4.3 million accounts serviced at September 30, 2013 and December 31, 2012, respectively. Third-party loan servicing fees in the quarters ended December 31, 2013 and 2012 included $31 million and $22 million, respectively, of servicing revenue related to the ED Servicing Contract. The years ended December 31, 2013 and 2012 included $109 million and $84 million, respectively, of servicing revenue related to the ED Servicing Contract.

Our contingency revenue consists of fees we receive for collections of delinquent debt on behalf of third-party clients performed on a contingent basis. Contingency revenue increased $13 million in the current quarter compared with the year-ago quarter and $64 million for the years ended December 31, 2013 compared with the prior-year periods as a result of the higher volume of collections.

The following table presents the outstanding inventory of contingent collection receivables that our Business Services segment will collect on behalf of others. We expect the inventory of contingent collection receivables to decline over time as a result of the elimination of FFELP.

(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Contingent collection receivables:
Student loans	$13,481	$12,852	$13,189
Other	2,693	2,357	2,139

Total	$16,174	$15,209	$15,328

In the second quarter of 2013, we sold our Campus Solutions business and recorded an after-tax gain of $38 million. The results related to this business for all periods presented have been reclassified as discontinued operations and are shown on an after-tax basis.

In the fourth quarter of 2013, we sold our 529 college savings plan administration business and recorded an after-tax gain of $62 million. The results related to this business for all periods presented have been reclassified as discontinued operations and are shown on an after-tax basis.

Revenues related to services performed on FFELP Loans accounted for 76 percent and 81 percent, respectively, of total segment revenues for the quarters ended December 31, 2013 and 2012 and 77 percent and 82 percent, respectively, of total segment revenues for the years ended December 31, 2013 and 2012.

Operating Expenses — Business Services Segment

Operating expenses for our Business Services segment primarily include costs incurred to service our FFELP Loan portfolio, third-party servicing and collection costs, and other operating costs. The increase in operating expenses of $8 million and $36 million in the quarter and year ended December 31, 2013, respectively, compared with the year-ago periods was primarily the result of an increase in our third-party servicing and collection activities as well as continued investments in technology.

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Sept. 30, 2013	Dec. 31, 2013 vs. Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Dec. 31, 2012
“Core Earnings” interest income:
FFELP Loans	$558	$574	$654	(3)%	(15)%	$2,313	$2,744	(16)%
Cash and investments	1	2	3	(50)	(67)	6	11	(45)

Total “Core Earnings” interest income	559	576	657	(3)	(15)	2,319	2,755	(16)
Total “Core Earnings” interest expense	307	313	360	(2)	(15)	1,285	1,591	(19)

Net “Core Earnings” interest income	252	263	297	(4)	(15)	1,034	1,164	(11)
Less: provision for loan losses	10	12	18	(17)	(44)	52	72	(28)

Net “Core Earnings” interest income after provision for loan losses	242	251	279	(4)	(13)	982	1,092	(10)
Gains on sales of loans and investments	—	—	—	—	—	312	—	100
Servicing revenue	15	21	22	(29)	(32)	76	90	(16)

Total other income	15	21	22	(29)	(32)	388	90	331
Direct operating expenses	127	129	165	(2)	(23)	557	702	(21)
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—

Total expenses	127	129	165	(2)	(23)	557	702	(21)

Income before income tax expense	130	143	136	(9)	(4)	813	480	69
Income tax expense	48	51	47	(6)	2	298	173	72

“Core Earnings”	$82	$92	$89	(11)%	(8)%	$515	$307	68%

FFELP Loan Net Interest Margin

The following table shows the “Core Earnings” basis FFELP Loan net interest margin along with reconciliation to the GAAP basis FFELP Loan net interest margin.

	Quarters Ended			Years Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
“Core Earnings” basis FFELP Loan yield	2.58%	2.60%	2.63%	2.59%	2.66%
Hedged Floor Income	.29	.28	.24	.27	.26
Unhedged Floor Income	.09	.10	.11	.09	.11
Consolidation Loan Rebate Fees	(.64)	(.64)	(.67)	(.65)	(.67)
Repayment Borrower Benefits	(.11)	(.11)	(.13)	(.11)	(.13)
Premium amortization	(.11)	(.11)	(.13)	(.13)	(.15)

“Core Earnings” basis FFELP Loan net yield	2.10	2.12	2.05	2.06	2.08
“Core Earnings” basis FFELP Loan cost of funds	(1.09)	(1.09)	(1.05)	(1.07)	(1.13)

“Core Earnings” basis FFELP Loan spread	1.01	1.03	1.00	.99	.95
“Core Earnings” basis other interest-earnings asset spread impact	(.10)	(.10)	(.11)	(.11)	(.11)

“Core Earnings” basis FFELP Loan net interest margin(1)	.91%	.93%	.89%	.88%	.84%

“Core Earnings” basis FFELP Loan net interest margin(1)	.91%	.93%	.89%	.88%	.84%
Adjustment for GAAP accounting treatment(2)	.43	.41	.37	.41	.31

GAAP-basis FFELP Loan net interest margin	1.34%	1.34%	1.26%	1.29%	1.15%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

	Quarters Ended			Years Ended
	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
(Dollars in millions)
FFELP Loans	$105,518	$107,483	$126,874	$112,152	$132,124
Other interest-earning assets	4,498	4,751	6,152	5,013	6,619

Total FFELP “Core Earnings” basis interest-earning assets	$110,016	$112,234	$133,026	$117,165	$138,743

(2)

Represents the reclassification of periodic interest accruals on derivative contracts from net interest income to other income and other derivative accounting adjustments. For further discussion of these adjustments, see section titled “‘Core Earnings’ — Definition and Limitations — Difference between ‘Core Earnings’ and GAAP” above.

As of December 31, 2013, our FFELP Loan portfolio totaled approximately $105 billion, comprised of $40 billion of FFELP Stafford loans and $65 billion of FFELP Consolidation Loans. The weighted-average life of these portfolios is 4.9 years and 9.3 years, respectively, assuming a Constant Prepayment Rate (“CPR”) of 4 percent and 3 percent, respectively.

FFELP Loan Provision for Loan Losses and Charge-Offs

The following table summarizes the FFELP Loan provision for loan losses and charge-offs.

	Quarters Ended			Years Ended
(Dollars in millions)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
FFELP Loan provision for loan losses	$10	$12	$18	$52	$72
FFELP Loan charge-offs	$21	$15	$23	$78	$92

Gains on Sales of Loans and Investments

The increase in gains on sales of loans and investments for the year ended December 31, 2013 from the year ended December 31, 2012 was the result of $312 million in gains from the sale of Residual Interests in FFELP Loan securitization trusts in 2013. We will continue to service the student loans in the trusts that were sold under existing agreements. The sales removed securitization trust assets of $12.5 billion and related liabilities of $12.1 billion from the balance sheet.

Operating Expenses — FFELP Loans

Operating expenses for our FFELP Loans segment primarily include the contractual rates we pay to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third-party loan servicing and costs incurred to acquire loans. The intercompany revenue charged by the Business Services segment and included in those amounts was $121 million and $158 million for the quarters ended December 31, 2013 and 2012, respectively, and $530 million and $670 million for the years ended December 31, 2013 and 2012, respectively. These amounts exceed the actual cost of servicing the loans. Operating expenses were 48 basis points and 52 basis points of average FFELP Loans in the quarters ended December 31, 2013 and 2012, respectively, and 50 basis points and 53 basis points of average FFELP Loans in the years ended December 31, 2013 and 2012, respectively. The decrease in operating expenses of $38 million and $145 million in the quarter and year ended December 31, 2013, respectively, compared with the year-ago periods was primarily the result of the reduction in the average outstanding balance of our FFELP Loan portfolio.

Other Segment

The following table shows “Core Earnings” results of our Other segment.

	Quarters Ended			% Increase (Decrease)		Years Ended		% Increase (Decrease)
(Dollars in millions)	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Sept. 30, 2013	Dec. 31, 2013 vs. Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013 vs. Dec. 31, 2012
Net interest loss after provision for loan losses	$(12)	$(9)	$(6)	33%	100%	$(36)	$(19)	89%
Gains (losses) on sales of loans and investments	(5)	—	1	(100)	(600)	(10)	—	(100)
Gains on debt repurchases	—	—	43	—	(100)	48	145	(67)
Other income	1	6	3	(83)	(67)	4	15	(73)

Total income	(4)	6	47	(167)	(109)	42	160	(74)
Direct operating expenses	72	4	3	1,700	2,300	80	12	567
Overhead expenses:
Corporate overhead	25	27	27	(7)	(7)	116	116	—
Unallocated information technology costs	30	32	28	(6)	7	121	108	12

Total overhead expenses	55	59	55	(7)	—	237	224	6

Total operating expenses	127	63	58	102	119	317	236	34
Restructuring and other reorganization expenses	22	12	(1)	83	2,300	64	5	1,180

Total expenses	149	75	57	99	161	381	241	58

Loss before income tax expense (benefit)	(165)	(78)	(16)	112	931	(375)	(100)	275
Income tax expense (benefit)	(60)	(28)	(4)	114	1,400	(138)	(36)	283

Net loss from continuing operations	(105)	(50)	(12)	110	775	(237)	(64)	270

Income from discontinued operations, net of tax expense	—	—	—	—	—	1	1	—

“Core Earnings” (loss)	$(105)	$(50)	$(12)	110%	775%	$(236)	$(63)	275%

Net Interest Loss after Provision for Loan Losses

Net interest loss after provision for loan losses includes net interest income related to our corporate liquidity portfolio as well as net interest income and provision expense related to our mortgage and consumer loan portfolios.

Gains on Debt Repurchases

We repurchased $282 million and $191 million face amount of our debt for the quarters ended December 31, 2013 and 2012, respectively, and $1.3 billion and $711 million face amount of our debt for the years ended December 31, 2013 and 2012, respectively. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy.

Direct Operating Expenses — Other Segment

In the fourth quarter of 2013, the Company reserved $70 million for expected compliance remediation efforts relating to pending regulatory inquiries. This is the primary reason for the increase in direct operating expenses of $69 million and $68 million, respectively, for the quarter and year ended December 31, 2013 over the year-ago periods.

Overhead — Other Segment

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock-based compensation expense. Unallocated information technology costs are related to infrastructure and operations.

Restructuring and Other Reorganization Expenses — Other Segment

Restructuring and other reorganization expenses for the quarter ended December 31, 2013 were $22 million compared with $(1) million in the year-ago quarter. For the quarter ended December 31, 2013, these consisted of expenses primarily related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate, publicly traded companies.

For the year ended December 31, 2013, restructuring and other reorganization expenses were $64 million compared with $5 million in the year-ago period. For the year ended December 31, 2013, these consisted of $43 million of expenses related to third-party costs incurred in connection with the Company’s previously announced plan to separate its existing organization into two, separate publicly traded companies and $21 million related to severance. The $5 million of expenses in the year ended December 31, 2012 was related to restructuring expenses.

Financial Condition

This section provides additional information regarding the changes in our loan portfolio assets and related liabilities as well as credit quality and performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$742	$—	$742	$2,629	$3,371
Grace, repayment and other(2)	38,752	64,178	102,930	36,371	139,301

Total, gross	39,494	64,178	103,672	39,000	142,672
Unamortized premium/(discount)	602	433	1,035	(704)	331
Receivable for partially charged-off loans	—	—	—	1,313	1,313
Allowance for loan losses	(75)	(44)	(119)	(2,097)	(2,216)

Total student loan portfolio	$40,021	$64,567	$104,588	$37,512	$142,100

% of total FFELP	38%	62%	100%
% of total	28%	46%	74%	26%	100%

	September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$844	$—	$844	$2,540	$3,384
Grace, repayment and other(2)	39,425	65,153	104,578	36,760	141,338

Total, gross	40,269	65,153	105,422	39,300	144,722
Unamortized premium/(discount)	618	440	1,058	(726)	332
Receivable for partially charged-off loans	—	—	—	1,322	1,322
Allowance for loan losses	(82)	(48)	(130)	(2,144)	(2,274)

Total student loan portfolio	$40,805	$65,545	$106,350	$37,752	$144,102

% of total FFELP	38%	62%	100%
% of total	28%	46%	74%	26%	100%

	December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total student loan portfolio:
In-school(1)	$1,506	$—	$1,506	$2,194	$3,700
Grace, repayment and other(2)	42,189	80,640	122,829	36,360	159,189

Total, gross	43,695	80,640	124,335	38,554	162,889
Unamortized premium/(discount)	691	745	1,436	(796)	640
Receivable for partially charged-off loans	—	—	—	1,347	1,347
Allowance for loan losses	(97)	(62)	(159)	(2,171)	(2,330)

Total student loan portfolio	$44,289	$81,323	$125,612	$36,934	$162,546

% of total FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

(1)	Loans for customers still attending school and are not yet required to make payments on the loan.

(2)	Includes loans in deferment or forbearance.

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$40,513	$65,005	$105,518	$38,508	$144,026
% of FFELP	38%	62%	100%
% of total	28%	45%	73%	27%	100%

	Quarter Ended September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$41,445	$66,038	$107,483	$38,102	$145,585
% of FFELP	39%	61%	100%
% of total	29%	45%	74%	26%	100%

	Quarter Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$44,955	$81,919	$126,874	$37,926	$164,800
% of FFELP	35%	65%	100%
% of total	27%	50%	77%	23%	100%

	Year Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$42,039	$70,113	$112,152	$38,292	$150,444
% of FFELP	37%	63%	100%
% of total	28%	47%	75%	25%	100%

	Year Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Private Education Loans	Total Portfolio
Total	$47,629	$84,495	$132,124	$37,691	$169,815
% of FFELP	36%	64%	100%
% of total	28%	50%	78%	22%	100%

Student Loan Activity

	Quarter Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$40,805	$65,545	$106,350	$37,752	$144,102
Acquisitions and originations	198	142	340	525	865
Capitalized interest and premium/discount amortization	329	258	587	235	822
Consolidations to third parties	(320)	(237)	(557)	(26)	(583)
Sales	—	—	—	(61)	(61)
Repayments and other	(991)	(1,141)	(2,132)	(913)	(3,045)

Ending balance	$40,021	$64,567	$104,588	$37,512	$142,100

	Quarter Ended September 30, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$41,874	$66,617	$108,491	$37,116	$145,607
Acquisitions and originations	57	54	111	1,498	1,609
Capitalized interest and premium/discount amortization	294	277	571	112	683
Consolidations to third parties	(382)	(254)	(636)	(19)	(655)
Sales	—	—	—	—	—
Repayments and other	(1,038)	(1,149)	(2,187)	(955)	(3,142)

Ending balance	$40,805	$65,545	$106,350	$37,752	$144,102

	Quarter Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$45,278	$82,469	$127,747	$37,101	$164,848
Acquisitions and originations	390	266	656	510	1,166
Capitalized interest and premium/discount amortization	393	325	718	328	1,046
Consolidations to third parties	(548)	(267)	(815)	(18)	(833)
Sales	(103)	—	(103)	—	(103)
Repayments and other	(1,121)	(1,470)	(2,591)	(987)	(3,578)

Ending balance	$44,289	$81,323	$125,612	$36,934	$162,546

	Year Ended December 31, 2013
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$44,289	$81,323	$125,612	$36,934	$162,546
Acquisitions and originations	413	323	736	3,819	4,555
Capitalized interest and premium/discount amortization	1,203	1,120	2,323	756	3,079
Consolidations to third parties	(1,525)	(1,001)	(2,526)	(94)	(2,620)
Sales(1)	(102)	(12,147)	(12,249)	(61)	(12,310)
Repayments and other	(4,257)	(5,051)	(9,308)	(3,842)	(13,150)

Ending balance	$40,021	$64,567	$104,588	$37,512	$142,100

	Year Ended December 31, 2012
(Dollars in millions)	FFELP Stafford and Other	FFELP Consolidation Loans	Total FFELP Loans	Total Private Education Loans	Total Portfolio
Beginning balance	$50,440	$87,690	$138,130	$36,290	$174,420
Acquisitions and originations	2,764	903	3,667	3,386	7,053
Capitalized interest and premium/discount amortization	1,373	1,443	2,816	1,029	3,845
Consolidations to third parties	(5,049)	(2,803)	(7,852)	(73)	(7,925)
Sales	(530)	—	(530)	—	(530)
Repayments and other	(4,709)	(5,910)	(10,619)	(3,698)	(14,317)

Ending balance	$44,289	$81,323	$125,612	$36,934	$162,546

(1)	Includes $12.0 billion of student loans in connection with the sales of Residual Interests in FFELP Loan securitization trusts.

Private Education Loan Originations

The following table summarizes our Private Education Loan originations.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Smart Option — interest only(1)	$126	$361	$132	$937	$941
Smart Option — fixed pay(1)	165	481	160	1,191	1,005
Smart Option — deferred(1)	221	643	211	1,599	1,319
Other	12	13	11	74	80

Total Private Education Loan originations	$524	$1,498	$514	$3,801	$3,345

(1)	Interest only, fixed pay and deferred describe the payment option while in school or in grace period.

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	December 31, 2013		September 30, 2013		December 31, 2012
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,528		$6,541		$5,904
Loans in forbearance(2)	1,102		1,108		1,136
Loans in repayment and percentage of each status:
Loans current	28,768	91.7%	28,856	91.2%	28,575	90.7%
Loans delinquent 31-60 days(3)	802	2.6	966	3.0	1,012	3.2
Loans delinquent 61-90 days(3)	513	1.6	641	2.0	481	1.5
Loans delinquent greater than 90 days(3)	1,287	4.1	1,188	3.8	1,446	4.6

Total Private Education Loans in repayment	31,370	100%	31,651	100%	31,514	100%

Total Private Education Loans, gross	39,000		39,300		38,554
Private Education Loan unamortized discount	(704)		(726)		(796)

Total Private Education Loans	38,296		38,574		37,758
Private Education Loan receivable for partially charged-off loans	1,313		1,322		1,347
Private Education Loan allowance for losses	(2,097)		(2,144)		(2,171)

Private Education Loans, net	$37,512		$37,752		$36,934

Percentage of Private Education Loans in repayment		80.4%		80.5%		81.7%

Delinquencies as a percentage of Private Education Loans in repayment		8.3%		8.8%		9.3%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.4%		3.4%		3.5%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		85.1%		83.2%		78.5%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following table summarizes changes in the allowance for Private Education Loan losses.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Allowance at beginning of period	$2,144	$2,149	$2,196	$2,171	$2,171
Provision for Private Education Loan losses	180	195	296	787	1,008
Charge-offs(1)	(230)	(205)	(329)	(878)	(1,037)
Reclassification of interest reserve(2)	3	5	8	17	29

Allowance at end of period	$2,097	$2,144	$2,171	$2,097	$2,171

Charge-offs as a percentage of average loans in repayment (annualized)	2.9%	2.6%	4.2%	2.8%	3.4%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	2.8%	2.5%	4.0%	2.7%	3.2%
Allowance as a percentage of the ending total loan balance	5.2%	5.3%	5.4%	5.2%	5.4%
Allowance as a percentage of ending loans in repayment	6.7%	6.8%	6.9%	6.7%	6.9%
Average coverage of charge-offs (annualized)	2.3	2.6	1.7	2.4	2.1
Ending total loans(3)	$40,313	$40,622	$39,901	$40,313	$39,901
Average loans in repayment	$31,336	$31,630	$31,267	$31,556	$30,750
Ending loans in repayment	$31,370	$31,651	$31,514	$31,370	$31,514

(1)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(2)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(3)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for our traditional and non-traditional Private Education Loans for the quarters ended.

	December 31, 2013			September 30, 2013			December 31, 2012
(Dollars in millions)	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total	Traditional	Non- Traditional	Total
Ending total loans(1)	$36,940	$3,373	$40,313	$37,151	$3,471	$40,622	$36,144	$3,757	$39,901
Ending loans in repayment	29,083	2,287	31,370	29,270	2,381	31,651	28,930	2,584	31,514
Private Education Loan allowance for losses	1,592	505	2,097	1,611	533	2,144	1,637	534	2,171
Charge-offs as a percentage of average loans in repayment (annualized)	2.4%	9.9%	2.9%	2.1%	8.8%	2.6%	3.4%	13.2%	4.2%
Allowance as a percentage of ending total loans	4.3%	15.0%	5.2%	4.3%	15.4%	5.3%	4.5%	14.2%	5.4%
Allowance as a percentage of ending loans in repayment	5.5%	22.1%	6.7%	5.5%	22.4%	6.8%	5.7%	20.7%	6.9%
Average coverage of charge-offs (annualized)	2.3	2.2	2.3	2.7	2.5	2.6	1.7	1.6	1.7
Delinquencies as a percentage of Private Education Loans in repayment	7.2%	21.7%	8.3%	7.7%	22.7%	8.8%	8.1%	23.4%	9.3%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	3.5%	12.0%	4.1%	3.2%	11.1%	3.8%	3.9%	12.6%	4.6%
Loans in forbearance as a percentage of loans in repayment and forbearance	3.2%	5.5%	3.4%	3.2%	5.4%	3.4%	3.3%	5.1%	3.5%
Loans that entered repayment during the period(2)	$863	$22	$885	$1,009	$13	$1,022	$1,049	$60	$1,109
Percentage of Private Education Loans with a cosigner	71%	31%	68%	70%	31%	67%	68%	30%	65%
Average FICO at origination	729	625	722	729	625	722	728	624	720

(1)	Ending total loans represent gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

As part of concluding on the adequacy of the allowance for loan losses, we review key allowance and loan metrics. The most significant of these metrics considered are the allowance coverage of charge-offs ratio; the allowance as a percentage of total loans and of loans in repayment; and delinquency and forbearance percentages.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. Private Education Loans which defaulted between 2008 and 2013 for which we have previously charged off estimated losses have, to varying degrees, not met our post-default recovery expectations to date and may continue not to do so. According to our policy, we have been charging off these periodic shortfalls in expected recoveries against our allowance for Private Education Loan losses and the related receivable for partially charged-off Private Education Loans and we will continue to do so. There was $336 million, $329 million and $198 million in the allowance for Private Education Loan losses at December 31, 2013, September 30, 2013 and December 31, 2012, respectively, providing for possible additional future charge-offs related to the receivable for partially charged-off Private Education Loans (see “Consumer Lending Segment — Private Education Loan Provision for Loan Losses and Charge-Offs” for a further discussion).

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Receivable at beginning of period	$1,322	$1,334	$1,303	$1,347	$1,241
Expected future recoveries of current period defaults(1)	74	68	113	290	351
Recoveries(2)	(53)	(55)	(49)	(230)	(189)
Charge-offs(3)	(30)	(25)	(20)	(94)	(56)

Receivable at end of period	1,313	1,322	1,347	1,313	1,347
Allowance for estimated recovery shortfalls(4)	(336)	(329)	(198)	(336)	(198)

Net receivable at end of period	$977	$993	$1,149	$977	$1,149

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected. These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

(4)

The allowance for estimated recovery shortfalls of the receivable for partially charged-off Private Education Loans is a component of the $2.1 billion overall allowance for Private Education Loan losses as of both December 31, 2013 and September 30, 2013, and the $2.2 billion overall allowance as of December 31, 2012.

The tables below show the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the tables, the percentage of loans that are delinquent greater than 90 days or that are in forbearance status decreases the longer the loans have been in active repayment status.

At December 31, 2013, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.5 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.2 percent for loans that have been in active repayment status for more than 48 months. Approximately 63 percent of our Private Education Loans in forbearance status has been in active repayment status less than 25 months.

At December 31, 2013, loans in repayment that are delinquent greater than 90 days as a percentage of loans in repayment were 6.4 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 2.2 percent for loans that have been in active repayment status for more than 48 months. Approximately 49 percent of our Private Education Loans in repayment that are delinquent greater than 90 days status has been in active repayment status less than 25 months.

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,528	$6,528
Loans in forbearance	502	189	166	106	139	—	1,102
Loans in repayment — current	4,056	4,735	4,856	4,633	10,488	—	28,768
Loans in repayment — delinquent 31-60 days	166	167	152	121	196	—	802
Loans in repayment — delinquent 61-90 days	117	115	94	72	115	—	513
Loans in repayment — delinquent greater than 90 days	330	305	238	171	243	—	1,287

Total	$5,171	$5,511	$5,506	$5,103	$11,181	$6,528	39,000

Unamortized discount							(704)
Receivable for partially charged-off loans							1,313
Allowance for loan losses							(2,097)

Total Private Education Loans, net							$37,512

Loans in forbearance as a percentage of loans in repayment and forbearance	9.7%	3.4%	3.0%	2.1%	1.2%	—%	3.4%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	7.1%	5.7%	4.5%	3.4%	2.2%	—%	4.1%

	Monthly Scheduled Payments Due
(Dollars in millions) September 30, 2013	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$6,541	$6,541
Loans in forbearance	529	187	157	97	138	—	1,108
Loans in repayment — current	4,482	4,987	5,568	4,424	9,395	—	28,856
Loans in repayment — delinquent 31-60 days	247	193	180	134	212	—	966
Loans in repayment — delinquent 61-90 days	214	131	109	77	110	—	641
Loans in repayment — delinquent greater than 90 days	383	267	213	139	186	—	1,188

Total	$5,855	$5,765	$6,227	$4,871	$10,041	$6,541	39,300

Unamortized discount							(726)
Receivable for partially charged-off loans							1,322
Allowance for loan losses							(2,144)

Total Private Education Loans, net							$37,752

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	3.2%	2.5%	2.0%	1.4%	—%	3.4%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	7.2%	4.8%	3.5%	2.9%	1.9%	—%	3.8%

	Monthly Scheduled Payments Due
(Dollars in millions) December 31, 2012	0 to 12	13 to 24	25 to 36	37 to 48	More than 48	Not Yet in Repayment	Total
Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$5,904	$5,904
Loans in forbearance	602	195	149	83	107	—	1,136
Loans in repayment — current	5,591	5,366	5,405	4,403	7,810	—	28,575
Loans in repayment — delinquent 31-60 days	353	189	175	116	179	—	1,012
Loans in repayment — delinquent 61-90 days	185	95	81	49	71	—	481
Loans in repayment — delinquent greater than 90 days	640	292	227	129	158	—	1,446

Total	$7,371	$6,137	$6,037	$4,780	$8,325	$5,904	38,554

Unamortized discount							(796)
Receivable for partially charged-off loans							1,347
Allowance for loan losses							(2,171)

Total Private Education Loans, net							$36,934

Loans in forbearance as a percentage of loans in repayment and forbearance	8.2%	3.2%	2.5%	1.7%	1.3%	—%	3.5%

Loans in repayment — delinquent greater than 90 days as a percentage of loans in repayment	9.5%	4.9%	3.9%	2.7%	1.9%	—%	4.6%

The amount of loans in a forbearance status as a percentage of loans in repayment and forbearance decreased to 3.4 percent for the quarter ended December 31, 2013 compared with 3.5 percent in the year-ago quarter. As of December 31, 2013, 1 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of December 31, 2013 (customers made payments on approximately 28 percent of these loans as a prerequisite to being granted forbearance).

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the origination of new Private Education Loans and the repayment of $2.2 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash and investment portfolio, the issuance of additional bank deposits and unsecured debt, the predictable operating cash flows provided by earnings, the repayment of principal on unencumbered student loan assets and the distributions from our securitization trusts (including servicing fees which are priority payments within the trusts). We may also draw down on our secured FFELP facilities; we may also issue term asset-backed securities (“ABS”).

Currently, new Private Education Loan originations are initially funded through deposits and subsequently securitized to term. We have $2.3 billion of cash at Sallie Mae Bank (the “Bank”) as of December 31, 2013 available to fund future originations. We no longer originate FFELP Loans and therefore no longer have liquidity requirements for new FFELP Loan originations, but will continue to opportunistically purchase FFELP Loan portfolios from others.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$3,015	$3,194	$2,376
Sallie Mae Bank(1)	2,284	1,222	1,598

Total unrestricted cash and liquid investments	$5,299	$4,416	$3,974

Unencumbered FFELP Loans	$2,684	$2,013	$1,656

Average Balances

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Sources of primary liquidity:
Unrestricted cash and liquid investments:
Holding Company and other non-bank subsidiaries	$2,563	$2,270	$2,511	$2,475	$2,386
Sallie Mae Bank(1)	2,028	1,375	1,316	1,582	913

Total unrestricted cash and liquid investments	$4,591	$3,645	$3,827	$4,057	$3,299

Unencumbered FFELP Loans	$2,389	$1,932	$1,476	$1,978	$1,218

(1)	This amount will be used primarily to originate or acquire student loans at the Bank. See discussion below on restrictions on the Bank to pay dividends.

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan–other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2013, September 30, 2013 and December 31, 2012, the maximum additional capacity under these facilities was $10.6 billion, $11.2 billion and $11.8 billion, respectively. For the three months ended December 31, 2013, September 30, 2013 and December 31, 2012, the average maximum additional capacity under these facilities was $11.1 billion, $11.4 billion and $11.3 billion, respectively. For the years ended December 31, 2013 and 2012, the average maximum additional capacity under these facilities was $11.1 billion and $11.3 billion, respectively.

We also hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. Total unencumbered student loans, net, comprised $13.9 billion of our unencumbered assets of which $11.2 billion and $2.7 billion related to Private Education Loans, net and FFELP Loans, net, respectively. At December 31, 2013, we had a total of $23.8 billion of unencumbered assets inclusive of those described above as sources of primary liquidity and exclusive of goodwill and acquired intangible assets.

The Bank’s ability to pay dividends is subject to the laws of Utah and the regulations of the FDIC. Generally, under Utah’s industrial bank laws and regulations as well as FDIC regulations, the Bank may pay dividends from its net profits without regulatory approval if, following the payment of the dividend, the Bank’s capital and surplus would not be impaired. While applicable Utah and FDIC regulations differ in approach as to determinations of impairment of capital and surplus, neither method of determination has historically required the Bank to obtain consent to the payment of dividends. The Bank paid no dividends for the three months ended December 31, 2013. For the three months ended December 31, 2012, the Bank paid dividends of $75 million. For the years ended December 31, 2013 and 2012, the Bank paid dividends of $120 million and $420 million, respectively.

For further discussion of our various sources of liquidity, such as the FFELP Loan–other facilities, the Bank, our continued access to the ABS market and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

(Dollars in billions)	December 31, 2013	September 30, 2013	December 31, 2012
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.6	$5.8	$6.6
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.7	6.6	6.6
Tangible unencumbered assets(1)	23.8	22.8	21.2
Unsecured borrowings	(27.9)	(27.1)	(26.7)
Mark-to-market on unsecured hedged debt(2)	(0.8)	(1.0)	(1.7)
Other liabilities, net	(1.2)	(1.9)	(1.4)

Total tangible equity	$5.2	$5.2	$4.6

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2013, September 30, 2013 and December 31, 2012, there were $612 million, $1.0 billion and $1.4 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings.

	December 31, 2013			September 30, 2013			December 31, 2012
(Dollars in millions)	Short Term	Long Term	Total	Short Term	Long Term	Total	Short Term	Long Term	Total
Unsecured borrowings:
Senior unsecured debt	$2,213	$16,056	$18,269	$3,201	$15,509	$18,710	$2,319	$15,446	$17,765
Bank deposits	6,133	2,807	8,940	5,732	1,896	7,628	4,226	3,088	7,314
Other(1)	691	—	691	806	—	806	1,609	—	1,609

Total unsecured borrowings	9,037	18,863	27,900	9,739	17,405	27,144	8,154	18,534	26,688

Secured borrowings:
FFELP Loan securitizations	—	90,756	90,756	—	91,690	91,690	—	105,525	105,525
Private Education Loan securitizations	—	18,835	18,835	—	19,434	19,434	—	19,656	19,656
FFELP Loan — other facilities	4,715	5,311	10,026	5,794	5,394	11,188	11,651	4,827	16,478
Private Education Loan — other facilities	—	843	843	—	878	878	—	1,070	1,070

Total secured borrowings	4,715	115,745	120,460	5,794	117,396	123,190	11,651	131,078	142,729

Total “Core Earnings” basis	13,752	134,608	148,360	15,533	134,801	150,334	19,805	149,612	169,417
Hedge accounting adjustments	43	2,040	2,083	39	2,143	2,182	51	2,789	2,840

Total GAAP basis	$13,795	$136,648	$150,443	$15,572	$136,944	$152,516	$19,856	$152,401	$172,257

(1)	“Other” primarily consists of the obligation to return cash collateral held related to derivative exposure.

Transactions during the Fourth-Quarter 2013

The following financing transactions have taken place in the fourth quarter of 2013:

Unsecured Financings:

•	December 16, 2013 — issued $1.0 billion senior unsecured bonds.

FFELP Financings:

•	November 14, 2013 — issued $996 million FFELP ABS.

Shareholder distributions

In the fourth-quarter 2013, we paid a common stock dividend of $0.15 per share, resulting in full-year common stock dividends paid of $0.60 per share.

For the fourth-quarter and year ended 2013, we repurchased 8 million and 27 million shares of common stock for $200 million and $600 million, respectively. At December 31, 2013, there was $200 million remaining authorization for additional common stock repurchases under our current stock repurchase program.

Recent First-Quarter 2014 Transactions

On January 10, 2014, we closed a new $8 billion asset-backed commercial paper (“ABCP”) facility that matures in January 2016. This facility replaces an existing $5.5 billion FFELP ABCP facility set to expire in January 2015. The additional $2.5 billion will be available for FFELP acquisition or refinancing. The maximum amount that can be financed steps down to $7 billion on March 13, 2015. The new facility’s scheduled maturity date is January 8, 2016.